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FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Record Fourth Quarter, Beating Quarterly Guidance; and Reports Year-End Revenue for Fiscal Year Ended March 31, 2011

Conference Call Begins at 4:30 p.m. (EDT) Today

PETALUMA, Calif. (June 2, 2011) – Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial and operating results for the fourth quarter of fiscal year 2011, ended March 31, 2011.  Total revenue was $2.7 million in the fourth quarter of fiscal 2011, compared to $2.2 million in the fourth quarter of fiscal year 2010.  Product revenue was $2.5 million, up 27%, from $2.0 million in the prior year’s fourth quarter with increases in the United States, Mexico, Europe and China while partially offset by a decline in the Middle East and India.  Net loss minus non-cash expenses for the quarter was $931,000, compared to $1.0 million in the same quarter last year.

“The combination of the planned increase in animal healthcare royalties to approximately 30 percent, effective July 1, and the continued sales ramp in these animal healthcare products, will generate larger revenue growth for Oculus in fiscal year 2012,” said Hoji Alimi, founder and CEO of Oculus. “At the same time, we look forward to the launch of Microcyn-based prescription products in dermatology and podiatry markets during the year by our U.S. partners, which will present robust revenue opportunities that further support our growth.”

Product revenue in the United States increased $269,000, or 45% compared to the same quarter last year, with growth in animal health care resulting from national advertising programs and sales initiatives sponsored by Oculus’ partner, Innovacyn, as well as professional human wound care and dermatology.  These increases were partially offset by a small decline in sales from Oculus partner, Union Springs Pharmaceuticals.

Revenue in Mexico increased 29% from the prior year period with 28% growth in sales for the smaller 120- and 240-milliliter units, and 32% growth in sales of the 5-liter units.  Most of this growth occurred as a result of price increases, improved product mix and a strengthening of the peso.  The unit sales of the 120- and 240-milliliter presentations, which are primarily sold to pharmacies in Mexico, increased 6% from the prior year to a monthly average of 47,100 units compared to 44,300 in the same period last year

Europe and Rest-of-World revenue decreased $10,000, down 2% over the prior year period, caused by a decline in sales to the Middle East and India, mostly offset by increases in Europe and China.

Service revenue decreased $46,000 when compared to the prior year period due to a decrease in the number of tests provided by Oculus’ services business.

Oculus reported gross profit from its Microcyn products business of $1.9 million, or 75% of product revenues, during the three months ended March 31, 2011, compared to a gross profit of $1.2 million, or 61%, in the prior year period. The improved gross margins represent higher margins in the United States, Europe, Mexico and Rest-of-World. The higher margins in the United States are due to higher units sold and product mix for certain U.S. sales.   Mexico’s margins were 78% during the quarter ended March 31, 2011, compared to 75% in the prior year.

Total operating expenses increased $592,000, or 22%, to $3.3 million for the three months ended March 31, 2011, compared to $2.7 million in the prior year. Operating expenses minus non-cash expenses during the quarter were $2.7 million, up from $2.4 million in the same period last year. Research and development expense increased $310,000, to $630,000 for the three months ended March 31, 2011, compared to $320,000 in the prior year period.  Most of the increase was attributable to a non-cash $152,000 write-off of research equipment, studies needed for regulatory approvals and the development of new products.

Selling, general and administrative expense increased $282,000, or 12%, to $2.7 million during the three months ended March 31, 2011, from $2.4 million during the three months ended March 31, 2010.  This increase was primarily due to higher-sales-related costs in the United States and Mexico, partially offset by lower sales and marketing costs in Europe.

Net loss for the three months ended March 31, 2011 was $1.7 million, up $242,000 from $1.5 million for the same period in the prior year.  Net loss minus non-cash expenses for the quarter was $931,000.

The interest payments for the fourth fiscal quarter increased $93,000 due to the higher debt position when compared to the same period last year.  Stock compensation expenses for the quarters ended March 2011 and 2010, were $527,000 and $288,000, respectively.

As of March 31, 2011, Oculus had unrestricted cash and cash equivalents of $4.4 million, compared with $6.2 million as of March 31, 2010, and $4.7 million as of December 31, 2010.  The company’s total debt position was $3.1 million as of March 31, 2011, compared with $3.2 million as of December 31, 2010 and $0.3 million as of March 31, 2010.

Results for the Fiscal Year Ended March 31, 2011
For the fiscal year ended March 31, 2011, Oculus reported total revenue of $9.8 million, up $2.4 million from the $7.4 million in the fiscal year ended March 31, 2010.  The worldwide product revenue was up 40% from the same period last year with increases in the United States, Europe, Mexico, Middle East and China.  The gross margin on product revenue in the fiscal year 2011 was 67%, compared with 58% in the fiscal year 2010, due to an improved product mix in U.S. sales.

The net loss in the fiscal year 2011 was $7.9 million, or $0.30 per share, compared with the net loss of $8.2 million, or $0.36 per share, in the fiscal year 2010. The non-cash stock-compensation expense for the fiscal year 2011 was $2.4 million, compared with $1.4 million for the same period last year.

Conference Call
Oculus management will hold a conference call today to discuss fourth quarter results and to answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers.  Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm.  Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering conference code 63931551. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences
Oculus Innovative Sciences is a commercial medical technology company that designs, produces and markets safe and effective tissue care products based upon the Microcyn® Technology platform, which significantly reduces the need for antibiotics while reducing infections and accelerating healing.  The Microcyn Technology addresses the need for improved solutions in multiple markets including dermatology, oral care, cosmeceutical, wound care and others.   It features a biocompatible, shelf-stable solution that is currently commercialized in the United States, Europe, India, China and Mexico and select Middle East countries under various country specific regulatory clearances and approvals. Several solutions derived from this platform have demonstrated, in a variety of research and investigational studies, the ability to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria (including MRSA and VRE), viruses, fungi and spores; increase blood flow to the wound site; and reduce both inflammation and pain while assisting in faster wound closure. The company’s headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. More information can be found at www.oculusis.com.

Forward-Looking Statements
Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial and technology progress and future financial performance. These forward-looking statements are identified by the use of words such as "generate,” “launching,” and “increase,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2010. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements except as required by law.

Oculus, Vetericyn and Microcyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden
Director of Public and Investor Relations
(425) 753-2105
dmcfadden@oculusis.com

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	March 31, 2011	March 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,371	$6,258
Accounts receivable, net	2,094	1,416
Inventories, net	733	565
Prepaid expenses and other current assets	611	811
Total current assets	7,809	9,050
Property and equipment, net	802	1,108
Other assets	53	60
Total assets	$8,664	$10,218
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$669	$981
Accrued expenses and other current liabilities	694	760
Deferred revenue	1,808	318
Current portion of long-term debt, net of discount	907	204
Derivative liability	337	472
Total current liabilities	4,415	2,735
Deferred revenue	160	328
Long-term debt, net of discount, less current portion	1,638	110
Put warrant liability	750	—
Total liabilities	6,963	3,173
Commitments and Contingencies
Stockholders’ Equity:
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, no shares issued and outstanding at March 31, 2011 (unaudited) and March 31, 2010	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized, 26,576,302 and 26,161,428 shares issued and outstanding at March 31, 2011 (unaudited) and March 31, 2010, respectively	3	3
Additional paid-in capital	129,584	127,067
Accumulated other comprehensive loss	(2,901)	(2,988)
Accumulated deficit	(124,985)	(117,037)
Total stockholders’ equity	1,701	7,045
Total liabilities and stockholders’ equity	$8,664	$10,218

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2011	2010	2011	2010
Revenues
Product	$2,496	$1,971	$8,826	$6,298
Service	215	261	928	1,066
Total revenues	2,711	2,232	9,754	7,364
Cost of revenues
Product	617	769	2,876	2,633
Service	164	194	737	853
Total cost of revenues	781	963	3,613	3,486
Gross profit	1,930	1,269	6,141	3,878
Operating expenses
Research and development	630	320	2,046	1,996
Selling, general and administrative	2,686	2,404	11,600	9,898
Total operating expenses	3,316	2,724	13,646	11,894
Loss from operations	(1,386)	(1,455)	(7,505)	(8,016)
Interest expense	(150)	—	(406)	(9)
Interest income	—	1	3	2
Change in fair value of derivative liability	(64)	(17)	135	(149)
Other (expense) income, net	(94)	19	(175)	(60)
Net loss	$(1,694)	$(1,452)	$(7,948)	$(8,232)
Net loss per common share: basic and diluted	$(0.06)	$(0.06)	$(0.30)	$(0.36)
Weighted-average number of shares used in per common share calculations:
Basic and diluted	26,533	25,194	26,374	22,993
Other comprehensive loss
Net loss	$(1,694)	$(1,452)	$(7,948)	$(8,232)
Foreign currency translation adjustments	84	(42)	87	66
Comprehensive loss	$(1,610)	$(1,494)	$(7,861)	$(8,166)

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Reconciliation of GAAP Measures to Non-GAAP Measures
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

(1)Net loss minus non-cash expenses:
GAAP net loss	$(1,694)	$(1,452)
Non-cash adjustments:
Stock-based compensation	527	288
Depreciation	114	102
Change in fair value of derivative liability	65	18
Non-cash interest expense	57	—
Non-GAAP net loss	$(931)	$(1,044)

(2)Operating expenses minus non-cash expenses:
GAAP operating expenses	3,316	2,724
Non-cash adjustments:
Stock-based compensation	(513)	(281)
Depreciation	(55)	(57)
Non-GAAP operating expenses	$2,748	$2,386

(1)
Net loss minus non-cash expenses is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation, stock-based compensation, a change in the fair value of derivative liabilities, and non-cash interest.  The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses, which do not reflect a direct cash payment during the measurement period.

(2)
Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines non-operating expenses minus non-cash expenses as GAAP reported operating expenses minus depreciation and stock-based compensation.  The Company uses this measure for the purpose of identifying the total operating expenses, which involve direct cash payments during the measurement period.